Exhibit 99.1

At the Company:                                 Investor Relations:
Barry A. Rothman                                Howard Gosfrand
Onstream Media Corporation                      American Capital Ventures
954-917-6655                                    305-918-7000
brothman@onstreammedia.com                      hg@amcapventures.com

FOR IMMEDIATE RELEASE:

              Onstream Media Announces Third Quarter Revenue Growth Company Expects Increased Business to Continue into Ensuing Quarters

POMPANO BEACH, FL - July 27, 2006 - Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, today announced that it expects to report sales of approximately $2.3 million for the third quarter of fiscal 2006, which ended on June 30, 2006. This represents revenue growth for the period of approximately 13% as compared to the same period in fiscal 2005, during which the Company reported revenue of approximately $2.0 million. During the immediately preceding second quarter of the current fiscal year 2006, the Company also reported revenue of approximately $2.0 million.

The Company received an additional $270,000 in fully earned, non-refundable digital asset management fees during the quarter ended June 30, 2006 that are not included in the approximately $2.3 million revenue expected to be reported for that period. The Company is being required by applicable accounting literature to defer this amount, which represents approximately 13% of revenue for the third quarter of fiscal 2005, and to include it as revenue over the remainder of the calendar year.

Randy Selman, president and chief executive officer of Onstream Media, also noted that based on current order flow and existing contracts, the Company expects increasing revenue levels to continue for at least the remainder of the calendar year. "Fueled by continuing enhancements to our Digital Media Services Platform (DMSP), such as ad-insertion and smart encoding technologies, coupled with advanced video player design," continued Mr. Selman, "our user base continues to grow, including new corporate clients such as Rodale and Discovery Education. In addition, we expect our growth to be augmented upon the full product launch of Quickcast, which is expected to occur in the upcoming months. This innovative product enables users to self-deploy dynamic PowerPoint presentations online, which could enable thousands of corporate users to mass market messages, products and services."

"Onstream Media's revenue growth, as compared to the corresponding quarter of the prior year, is primarily due to an increase in revenue from webcasting services. However, usage of the Company's digital asset management services has also expanded and is expected to contribute to increases in revenues for the fourth quarter of fiscal 2006 and into fiscal 2007, as compared to the corresponding prior year quarters," added Mr. Selman.

Mr. Selman concluded, "We expect to release our full 10-QSB report for the period ended June 30, 2006 in accordance with SEC deadlines and this revenue announcement should not be considered a replacement for the details to be included in that report. Furthermore, we caution that this revenue announcement is not intended and should not be used as guidance of any kind with regards to any other financial results for the quarter, including, but not limited to, gross margin, operating income (loss), net income (loss), segment information or cash flows."


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About Onstream Media Corporation

Founded in 1993, Onstream Media (Nasdaq: ONSM) is a leading online service provider of live and on-demand communications and digital media services including encoding, editorial, hosting, digital asset management, streaming, e-commerce/pay-per-view and distribution via the Onstream Digital Media Services Platform. Onstream Media's pioneering ASP Digital Media Services Platform (DMSP) provides its customers with the necessary tools for webcasting, web conferencing, managing digital assets, publishing content on the Internet and establishing e-commerce storefronts to transact business online. All of Onstream Media's services are focused on increasing productivity and revenues, and reducing capital expenditures and operational costs of any organization in an affordable and highly secure environment. As a result, 78% of the Fortune 100 CEOs and CFOs and almost half of the Fortune 1000 companies have used Onstream Media's services.

Onstream Media's customers include AOL, AAA, AXA Equitable Life Insurance Company, Discovery Education, Disney, MGM, Deutsche Bank, Rodale, Thomson Financial/CCBN, PR Newswire and the U.S. Government. For more information, visit the Onstream website at www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward- looking statements include, but are not limited to, fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to, those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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